Exhibit 21

Subsidiaries of Registrant

Knox Gas, LLC, a Kentucky limited liability company – 100% owned by Registrant

Nexgen Royalty Interests, LLC, a Virginia limited liability company – 100% owned by Registrant

NextGen Cannabis Consulting LLC, a Nevada limited liability company – 100% owned by Registrant